Exhibit 99.1

Exantas Capital Corp. Provides Update on Status of Financing Arrangements as of March 25, 2020

NEW YORK, March 25, 2020 / PRNewswire / — Exantas Capital Corp. (NYSE:XAN) (the “Company”) announced today that, due to the turmoil in the financial markets resulting from the global pandemic of the COVID-19 virus, the Company and its subsidiaries have received margin calls from CMBS repo financing counterparties. As of the close of business on March 23, 2020, the Company did not meet all of its margin calls. The Company has requested that its CMBS repo financing counterparties forbear from exercising rights under the applicable agreements to allow the Company to evaluate its options for responding to the current situation.

On March 24, 2020, the Company received written notices from certain affiliates of Royal Bank of Canada (“RBC”) alleging that events of default had occurred with respect to various financing agreements. The Company disputes RBC’s notices of events of default and intends to vigorously assert its rights and defenses against any wrongful conduct by RBC. The Company estimates that, as of March 24, 2020, the Company’s aggregate obligations subject to the foregoing notices of default are approximately $225 million.

In light of the events and conditions described above, the Company is pursuing discussions with its CMBS repo financing counterparties with regard to entering into forbearance agreements pursuant to which each counterparty would agree to forbear from exercising its rights and remedies under the applicable financing arrangement for an agreed-upon period. The Company cannot predict whether any of its CMBS repo financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof. The Company continues to consider its strategic options for responding to margin calls and the unprecedented volatility in the markets.

Under the terms of the applicable financing arrangements, if the Company fails to deliver additional collateral or otherwise meet margin calls when due, the CMBS repo counterparties may demand immediate payment by the Company of its aggregate outstanding financing obligations owed to such counterparties, and if such financing obligations are not paid, may sell the securities and apply the proceeds to the Company’s financing obligations and/or take ownership of the securities securing the Company’s financing obligations.

The Board of Directors of the Company has rescinded the Company’s previously announced cash dividend of $0.275 per common share for shareholders of record on March 31, 2020 and the cash dividend in the amount of $0.539063 per share on its 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock for shareholders of record on April 30, 2020 due to the events described above and the uncertainties in the market resulting from the COVID-19 pandemic.

About Exantas Capital Corp.

Exantas Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Exantas Capital Manager Inc., which is an indirect wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and services company engaged in a broad range of activities. For more information, please visit the Company’s website at www.exantas.com or contact investor relations at IR@exantas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.